EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	March 6, 2008
FreightCar America, Inc. Announces Stay of Preliminary Injunction in Pension Case
FreightCar America, Inc. (NASDAQ:RAIL) announced today that the U.S. Court of Appeals for the Third Circuit has stayed the preliminary injunction issued by a lower court in an ongoing lawsuit concerning the Company’s pension obligations at its Johnstown, Pennsylvania manufacturing facility. The preliminary injunction had directed the Company to reinstate certain laid-off employees for pension purposes pending further proceedings in the lawsuit. The order of the Court of Appeals grants a stay of the preliminary injunction and directs the Company to take no action during the pendency of its appeal of the injunction, including closing the Johnstown facility, which would preclude the plaintiffs from qualifying for the pension benefits at issue in the litigation.
Tom McCarthy, the Company’s Senior Vice President, Human Resources, commented, “We welcome this decision by the U.S. Court of Appeals. The layoffs at our Johnstown plant during 2007 resulted from a downturn in railcar demand. Our actions were appropriate and we will continue to defend them vigorously as this litigation proceeds.”
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois; Roanoke, Virginia; and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.